Exhibit 10.1

August 16, 2010

Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033	Bill & Melinda Gates Foundation Trust c/o Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, WA 98033

Ladies and Gentlemen:

We understand that (i) Cascade Investment, L.L.C. (“Cascade”), Bill & Melinda Gates Foundation Trust (the “Trust”), William H. Gates III, as sole member of Cascade and a co-trustee of the Trust, and Melinda French Gates, as a co-trustee of the Trust (collectively, the “Cascade Affiliates”) beneficially own in the aggregate 22,657,788 shares of common stock, par value $0.01 (the “Common Stock”), of AutoNation, Inc. (the “Company”); and (ii) one or more of the Cascade Affiliates may desire to acquire additional shares of Common Stock without being subject to the restrictions under Section 203 of the General Corporation Law of the State of Delaware (“DGCL 203”) applicable to a “business combination” with an “interested stockholder” (both within the meaning of DGCL 203). In consideration of the premises and the covenants of the parties set forth in this agreement (the “Agreement”), and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the undersigned hereby agree as follows:

1. The Company hereby represents and warrants to Cascade and the Trust that the Board of Directors of the Company (the “Board”) has duly approved, subject to the execution and delivery of this Agreement (the “Board Approval”), for purposes of DGCL 203 only, (A) the acquisition by one or more of the Cascade Affiliates and any such person (as defined in DGCL 203), whether existing as of the date hereof or in the future, in which one or more of the Cascade Affiliates (i) beneficially own (as the term beneficial owner is defined in Rule 13d-3 of the Securities Exchange Act of 1934) more than 50% of the voting stock (as defined in DGCL 203) of such person and/or (ii) have the right or ability to appoint or elect, or have appointed or elected, a majority of the board of directors (or similar governing body) of any such person (collectively with the Cascade Affiliates, the “Exempt Group”), whether in a single transaction or multiple transactions from time to time, of additional shares of Common Stock, and (B) the transacting of business combinations (as defined in DGCL 203) between the Company and one or more members of the Exempt Group, in each case subject to the limitations provided for in Sections 4 and 5 hereof and subject to the accuracy of the representations and warranties set forth in Section 3 hereof.

2. The Company hereby represents and warrants that: (i) as of July 19, 2010, there were 146,389,924 shares of Common Stock issued and outstanding and (ii) on March 31, 2010, there were 169,853,517 shares of Common Stock issued and outstanding.

3. Cascade and the Trust hereby represent and warrant that: (i) on March 31, 2010, the Exempt Group owned (as such term is defined in DGCL 203) less than 15% of the Common Stock issued and outstanding as of that date; (ii) since March 31, 2010, no member of the Exempt Group has become the owner (as such term is defined in DGCL 203) of any additional shares of Common Stock; and (iii) they have the power and authority to agree, on behalf of each of the members of the Exempt Group, to the obligations and acknowledgements set forth in Sections 4 and 5 hereof.

4. Cascade and the Trust, on behalf of themselves and the other members of the Exempt Group, agree that they will not, for a period commencing on the date hereof and continuing through three years from the date on which the Exempt Group become “interested stockholders” under DGCL 203 (the “Limitation Period”), engage in any “business combination,” within the meaning of DGCL 203, between the Company and any of its subsidiaries, on one hand, and any member of the Exempt Group, on the other hand, unless such transaction is approved by a majority of the Disinterested Directors (as defined below) and, if the approval of the Company’s shareholders is required by law (excluding DGCL 203) or the Company’s Third Amended and Restated Certificate of Incorporation and/or Amended and Restated Bylaws with respect to any such transaction, by a majority of the Disinterested Shareholders. Furthermore, from the date hereof through the Limitation Period, Cascade and the Trust must provide ten (10) days prior written notice (the “Notice”) to the Company prior to the Exempt Group becoming the beneficial owners of additional shares of Common Stock that would result in the Exempt Group beneficially owning, in the aggregate, each of 25% or more, 33 1/3% or more and 50% or more of the Company’s then outstanding Common Stock (the “Applicable Thresholds”) or entering into any agreement, arrangement or understanding that would result in the Exempt Group beneficially owning, in the aggregate, shares equaling or exceeding an Applicable Threshold. In the event that the Exempt Group does not become the beneficial owners, in the aggregate, of shares equaling or exceeding an Applicable Threshold within three months of delivering the Notice with respect thereto, then such Notice shall no longer be effective, and any future purchase or acquisition that would result in the Exempt Group beneficially owning, in the aggregate, or agreement, arrangement or understanding pursuant to which the Exempt Group would beneficially own, in the aggregate, shares equaling or exceeding an Applicable Threshold shall require a new Notice. In calculating whether the Exempt Group beneficially owns, in the aggregate, shares equaling or exceeding an Applicable Threshold, the Exempt Group’s aggregate beneficial ownership interest shall be based on the total number of shares of outstanding Common Stock disclosed by the Company in its most recent filing with the Securities and Exchange Commission.

5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures were upon the same instrument. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement. This Agreement constitutes the entire agreement among the parties hereto in respect of the subject matter hereof. No provision of this Agreement may be: (a) amended except by an instrument in writing executed by the parties hereto; or (b) waived except by an instrument in writing executed by the party against whom the waiver is to be effective. This Agreement: (i) shall not be assignable by any of the parties hereto; and (ii) shall be binding on successors of the parties hereto. This Agreement may not be waived, modified or terminated unless such waiver, modification or termination is approved by a majority of the

Disinterested Directors; and Cascade and the Trust, on behalf of themselves and each other member of the Exempt Group, acknowledge and agree that the Board Approval will be null and void ab initio in the event that this Agreement is waived, modified or terminated without such approval.

6. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom located in the State of Delaware (or, only if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware).

7. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

8. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction (without any requirement to post a bond or other security) or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof.

9. This Agreement shall be binding upon and inure solely to the benefit the parties to this Agreement, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

10. As used in this Agreement, (i) the term “Disinterested Director” means any member of the Board who is not affiliated or associated with any member of the Exempt Group and who was a director of the Company prior to the date hereof, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, any member of the Exempt Group and who is recommended or elected to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors; and (ii) the term “Disinterested Shareholder” means a beneficial owner of Common Stock who is not a member of the Exempt Group or an affiliate thereof.

If the foregoing correctly sets forth the understanding and agreement between the Company, Cascade and the Trust, please so indicate by signing below, whereupon this letter shall become a binding agreement between the parties hereto as of the date first above written.

Very truly yours,

AUTONATION, INC.

By:	/s/ Jonathan P. Ferrando
	Name:	Jonathan P. Ferrando
	Title:	Executive Vice President, General Counsel and Secretary

AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

CASCADE INVESTMENT, L.L.C.

By:	/s/ Michael Larson
	Name:	Michael Larson
	Title:	Business Manager

BILL & MELINDA GATES FOUNDATION TRUST

By:	/s/ Michael Larson
	Name:	Michael Larson
	Title:	Investment Manager

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